EXHIBIT 99.1

News Release Contact: Michael Kuglin Chief Financial Officer and Chief Accounting Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P.

Announces Refinancing of Revolving Credit Facility

Whippany, New Jersey, March 3, 2016 — Suburban Propane Partners, L.P. (NYSE:SPH), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity, today announced the refinancing of the senior secured credit facility (the “Revolving Credit Facility”) of its operating partnership, Suburban Propane, L.P. The new five-year Revolving Credit Facility amends and restates the previous revolving credit facility dated January 5, 2012 to, among other things: (i) extend the maturity date from January 5, 2017 through March 3, 2021; (ii) reduce the borrowing rate; (iii) amend certain affirmative and negative covenants and (iv) increase the revolving credit commitments thereunder from $400 million to $500 million.

The Revolving Credit Facility will be used to provide liquidity for general corporate purposes, including working capital, capital expenditures and acquisitions. The bank syndication supporting the new facility is comprised of a diverse group of fourteen banks led by Bank of America Merrill Lynch and Wells Fargo Securities, LLC, as Joint Lead Arrangers and Joint Book Runners. Bank of America, N.A. is serving as Administrative Agent.

In announcing the refinancing, Chief Financial Officer and Chief Accounting Officer Michael Kuglin said, “We are very pleased with the outcome of this opportunistic refinancing of our revolving credit facility, which we have completed in advance of the expiration of our previous credit facility. Despite challenging market conditions, particularly in the credit markets, this new facility improves our cost of capital, further extends our debt maturities until 2021, and increases our available borrowing capacity in support of our long-term growth initiatives. We are very appreciative of the support provided by our bank group, as the syndication was well oversubscribed.”

Suburban Propane Partners, L.P. is a publicly-traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 1.1 million residential, commercial, industrial and agricultural customers through 700 locations in 41 states.

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